Exhibit 10.1
ACQUISITION SERVICES AGREEMENT
     THIS ACQUISITION SERVICES AGREEMENT, dated as of June 28, 2000 is between Corporate Property Associates 12 Incorporated, a corporation organized under the laws of the State of Maryland (the “Company”) and CAREY ASSET MANAGEMENT CORP., a Delaware limited liability company, (the “Advisor”).
W I T N E S S E T H
     WHEREAS, the Company desires to avail itself of the experience, sources of information, advice and assistance available to the Advisor and to have the Advisor undertake the duties and responsibilities herein after set forth, on behalf of, and subject to the supervision, of the Board of Directors of the Company all as provided herein; and
     WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions herein after set forth;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
     1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
     a. Acquisition Expenses. Those expenses, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on Property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses, related to selection and acquisition of Properties, whether or not acquired. Acquisition Expenses shall not include Acquisition Fees.
     b. Acquisition Fees. The total of all fees and commissions paid by any party in connection with the making or investing in mortgage loans or the purchase or development of Properties by the Company. A development fee paid to a Person not affiliated with the Sponsor in connection with the actual development of a project after acquisition of the Property by the Company shall not be deemed an Acquisition Fee. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee (other than as described above), non-recurring management fee, mortgage placement fee, lease-up fee, transaction structuring fee or any fee of a similar nature, however designated. Acquisition Fees shall not include Acquisition Expenses.

     c. Adjusted Investor Capital. As of any date, the Initial Investor Capital for such date reduced by any distribution on or prior to such date deemed by the Board to be from Cash from Sales and Financings.
     d. Advisor. Carey Asset Management Corp., a limited liability company organized under the laws of the State of Delaware.
     e. Affiliate. With respect to any Person (i) any Person directly or indirectly controlling or controlled by, or under common control with such Person, (ii) any officer, director, partner or trustee of such Person or any Person of which the specified Person is an officer, director, general partner or trustee, and (iii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of the specified Person.
     f. Appraised Value. Value according to an appraisal made by an Independent Appraiser.
     g. Articles or Articles of Incorporation. Articles of Incorporation of the Company under the General Corporation Law of Maryland, as amended from time to time.
     h. Board of Directors, Board or Directors. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
     i. Bylaws. The Bylaws of the Company.
     j. Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor, breach of this Agreement, a default by the Sponsor under the guarantee by the Sponsor to the Company or the bankruptcy of the Sponsor.
     k. Code. Internal Revenue Code of 1986, as amended.
     l. Company. Corporate Property Associates 12 Incorporated, a corporation organized under the laws of the State of Maryland.
     m. Contract Purchase Price. The amount actually paid or allocated (as of the date of purchase) to the purchase, development, construction or improvement of property, exclusive of Acquisition Fees and Acquisition Expenses.
     n. Cumulative Return. For the period for which the calculation is being made, the percentage resulting from dividing (A) the total Dividends paid on each Dividend payment date during such period (without regard to Dividends paid out of Cash from Sales and Financings), by (B) the product of (i) the average Adjusted Investor Capital for such period

(calculated on a daily basis), and (ii) the number of years (including fractions thereof) elapsed during such period.
     o. Dividends. Dividends declared by the Board.
     p. Equity Interest. The stock of or other interests in, or warrants or other rights to purchase the stock of or other interests in, any entity that has borrowed money from the Company or that is a tenant of the Company or that is a parent or controlling Person of any such borrower or tenant.
     q. Gross Offering Proceeds. The aggregate purchase price of Shares sold pursuant to the Offering.
     r. Independent Appraiser. A qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.
     s. Independent Director. A Director of the Company who (i) is not affiliated, directly or indirectly with the Advisor, whether by ownership of, ownership interest in, employment by, any business, or professional relationship with, or service as an officer or director of, the Advisor or its Affiliates other than as a director or trustee or officer of not more than two other REITs organized by the Sponsor or its Affiliates; and (ii) performs no other services for the Company except as a Director. An indirect relationship shall include circumstances in which a member of the immediate family of the Director has one of the foregoing relationships with the Company or the Advisor.
     t. Initial Closing Date. The date on which the first closing for the sale of Shares sold pursuant to the Prospectus occurs.
     u. Initial Investor Capital. The total amount of capital invested from time to time by Shareholders (computed at a rate of $10 per Share for every Share including those Shares for which reduced selling commissions were paid in connection with their purchase from the Company). Upon completion of the Offering, the Initial Investor Capital shall be equal to the Gross Offering Proceeds.
     v. Loans. The notes and other evidences of indebtedness or obligations acquired or entered into by the Company as lender which are secured or collateralized by personal property or fee or leasehold interests in real estate or other assets, including, but not limited to, first or subordinate mortgage loans, construction loans, development loans, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans. The term “Loans” shall not include leases which are not recognized as leases for Federal income tax reporting purposes.

     w. NASDAQ. The national automated quotation system operated by the National Association of Securities Dealers, Inc.
     x. Offering. The offering of Shares pursuant to the Prospectus.
     y. Person. An individual, corporation, partnership, joint venture, association, company, trust, bank, or other entity, or government or any agency or political subdivision of a government.
     z. Preferred Return. A Cumulative Return of 7% computed from the Initial Closing Date through the date as of which the Preferred Return is being calculated.
     aa. Property or Properties. Partial or entire interest in real property (including leasehold interests) and personal or mixed property connected therewith.
     bb. Prospectus. The final prospectus of the Company pursuant to which the Company will offer up to 20,000,000 Shares, as the same may at any time and from time to time be amended or supplemented after the effective date of the Registration Statement.
     cc. Registration Statement. The Registration Statement on Form S-11 of which the Prospectus is a part.
     dd. REIT or Real Estate Investment Trust A real estate investment trust, as defined in Sections 856-860 of the Code.
     ee. Securities. Any stock, shares (other than currently outstanding Shares and subsequently issued shares of common stock of the Company), voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as “securities” or any certificate of interest, shares or participation in temporary or interim certificates for receipts (or, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing), which subsequently may be issued by the Company.
     ff. Shareholders. Those Persons who at any particular time are shown as holders of record of Shares on the books and records of the Company.
     gg. Shares. All of the shares of common stock of the Company, $.001 par value, and all other shares of common stock of the Company issued in the Offering or any subsequent offering.
     hh. Sponsor. W.P. Carey & Co. LLC and any other person directly or indirectly instrumental in organizing, wholly or in par, the Company or any person who will manage or participate in the management of the Company, and any Affiliate of any such person. Sponsor does not include a person whose only relationship to the Company is that of an independent property manager and whose only compensation is as such. Sponsor also does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.
     ii. Subordinated Disposition Fee. The Subordinated Disposition Fee as defined in Paragraph 8(c).
     jj. Subordinated Incentive Fee. The Subordinated Incentive Fee as defined in Paragraph 8( d).
     kk. Termination Date. The effective date of any termination of this Agreement.
     ll. Termination Fee. An amount equal to 15% of the amount, if any, by which (1) the Appraised Value of the Properties on the Termination Date, less the amount of all indebtedness secured by such Properties, exceeds (2) the total of the Initial Investor Capital on the Final Closing Date plus an amount equal to the Preferred Return through the Termination Date reduced by the total Dividends paid by the Company from its inception though the Termination Date.
     mm. Total Property Cost. With regard to any Company Property, an amount equal to the sum of the Contract Purchase Price of such Property plus the Acquisition Fees paid in connection with such Property.
     2. Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
     3. Duties of the Advisor. The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Directors. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Registration Statement, Articles of Incorporation and Bylaws of the Company, the Advisor shall, either directly or by engaging an Affiliate:
     (a) subject to the provisions of Paragraph 4 hereof, (i) locate, analyze and select potential investments in Property and Loans; (ii) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties and Loans will be made, purchased or acquired by the Company; (ii) make investments in Property on behalf of the Company in compliance with the investment objectives and policies of the Company; (iv) arrange for financing, and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of or otherwise deal with the investments in Property and Loans; and (v) enter into leases and service contracts for Company Property and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Property;
     (b) provide the Directors with periodic reports regarding prospective investments in Properties and Loans;
     (c) obtain the prior approval of the Directors (including a majority of the Independent Directors) for any and all investments in Property which do not meet all of the requirements set forth in Paragraphs 4(b) below and obtain the prior approval of the Independent Directors for all investments in Loans;
     (d) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Shares and Securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;
     (e) obtain for, or provide to, the Company such services as may be required in acquiring, managing and disposing of Company Property and/or Loans, including, but not limited to; (i) the negotiation, making and servicing of Loans; (ii) the disbursement and collection of Company monies; (iii) the payment of debts of and fulfillment of the obligations of the Company; and (iv) the handling, prosecuting and settling of any claims of or against the Company, including, but not limited to, foreclosing and otherwise enforcing mortgages and other liens securing the Loans;
     (f) do all things necessary to assure its ability to render the services described in this Agreement;
     (g) deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with investments in Property and Loans; and

     (h) notify the Board of all proposed acquisitions before they are completed.
     4. Authority of Advisor.
     (a) Pursuant to the terms of this Agreement (including the restrictions included in this Paragraph 4 and in Paragraph 6), and subject to the continuing and exclusive authority of the Directors over the management of the Company, the Directors hereby delegate to the Advisor the authority to (1) locate, analyze and select investment opportunities, (2) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company, (3) acquire Property and make Loans in compliance with the investment objectives and policies of the Company, and (4) enter into leases for the Company’s Property;
     (b) Notwithstanding the foregoing, any investment in Property, including any acquisition of Property by the Company (as well as any financing acquired by the Company in connection with such acquisition), will require the prior approval of the Directors unless, prior to completion of any such transaction, the Advisor provides the Company with:
     (i) an appraisal for the investment in Property indicating that the Total Property Cost does not exceed the Appraised Value of the Property; and
     (ii) a representation from the Advisor that the Property, in conjunction with the Company’s other investments and proposed investments, at the time the Company is committed to purchase the Property, is reasonably expected to fulfill the Company’s investment objectives and policies as established by the Directors and then in effect.
     (c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the Property or the Loan.
     Notwithstanding the foregoing, the prior approval of the Directors, including a majority of the Independent Directors, will be required for transactions involving (a) investments in Property in respect of which all of the requirements specified in Paragraph 4(b) above have not be satisfied, (b) investments in Property made though joint venture arrangements with Affiliates, (c) investments in Property which are not contemplated by the terms of the Prospectus, (d) transactions that present issues which involve conflicts of interest for the Advisor (other than conflicts involving the payment of fees or the reimbursement of expenses), and ( e) the making or purchasing of any Loans on behalf of the Company.

     The Directors may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Paragraph 4. If and to the extent the Directors so modify or revoke the authority contained herein, the Advisor shall henceforth submit to the Directors for prior approval such proposed transactions involving investments in Property as thereafter require prior approval, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.
     5. Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.
     6. Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would adversely affect the status of the Company as a REIT, subject the Company to regulation under the Investment Company Act of 1940, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Directors, in which case the Advisor shall notify promptly the Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Directors so given. Notwithstanding the foregoing, the Advisor, its partners and employees, and partners, stockholders, directors and officers of the Advisor’s partners shall not be liable to the Company, or to the Directors or Shareholders for any act or omission by the Advisor, its partners or employees, or partners, stockholders, directors or officers of the Advisor’s partners except as provided in Paragraphs 17 and 19 of this Agreement.
     7. Relationship with Directors. Partners and employees of the Advisor or partners in the Advisor or any corporate parents of a partner, or directors, officers or stockholders of any partner or corporate parent of a partner may serve as a Director and as officers of the Company, except that no partner in or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than for reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors.
     8. Fees.
     (a) Acquisition Fee. The Advisor may receive as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Property an Acquisition Fee payable by the seller of such Property or the Company. The total Acquisition Fees (not including Subordinated Acquisition Fees) payable to the Advisor and its Affiliates plus Acquisition Fees (not including Subordinated Acquisition Fees) payable by the Company to any other party may not exceed 2.5% of the aggregate Total Property Cost of all Properties purchased by the Company with proceeds from the Offering (calculated after all such proceeds are invested) unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in any transaction approve the excess as being commercially competitive, fair and reasonable to the Company. The total amount of Acquisition Fees (including Subordinated Acquisition Fees and any interest thereon) and Acquisition Expenses paid by the Company may not exceed six percent (6%) of the aggregate Contract Purchase Price of all Properties purchased by the Company unless a majority of the Board (including a majority of the Independent Directors) not otherwise interested in any transaction approves fees in excess of this limit as being commercially competitive, fair and reasonable to the Company. No Acquisition Fees will be payable on the reinvestment of proceeds from the sale or refinancing of Properties.
     (b) Subordinated Acquisition Fee. In addition to the Acquisition Fee described in Section 9(c) above, the Advisor may receive as additional compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of a Property a Subordinated Acquisition Fee payable by the seller of such Property or the Company. The total Subordinated Acquisition Fees payable to the Advisor and its Affiliates plus Subordinated Acquisition Fees payable by the Company to any other party may not exceed 2.0% of the aggregate Total Property Cost of all Properties purchased by the Company with proceeds from the Offering (calculated after all such proceeds are invested) unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in any transaction approve the excess as being commercially competitive, fair and reasonable to the Company. The unpaid portion of the Subordinated Acquisition Fee with respect to any Property shall bear interest at the rate of 7% per annum from the date of acquisition of such Property until such portion is paid. Subject to the following sentence, the Subordinated Acquisition Fee with respect to any Property shall be payable in equal annual installments on January 1 of each of the eight calendar years following the first anniversary of the date such Property was purchased. Accrued interest shall also be payable on such dates. The portion of the Subordinated Acquisitions Fees, and accrued interest thereon, otherwise payable for any year on January 1 of the following year shall be payable only if the Company has paid Dividends to Shareholders in an amount sufficient to pay the Preferred Return for the period beginning with the Initial Closing Date and ending on the last day of such year. Any portion of the Subordinated Acquisitions Fees, and accrued interest thereon, not paid due to the Company’s failure to pay the Preferred Return for the most recently completed fiscal year shall be paid by the Company on January 1 following the fiscal year through which the Company has paid the Preferred Return. In the event that the Shares are listed for trading on a national securities exchange or are included for quotation on NASDAQ, all Subordinated Acquisition Fees, and accrued interest thereon, shall be due and payable on the date of such listing or inclusion. No Subordinated Acquisition Fees will be payable on the reinvestment of proceeds from the sale or refinancing of Properties.

     (c) Subordinated Disposition Fee. If the Advisor or an Affiliate provides a substantial amount of the services (as determined by a majority of the Independent Directors) in the sale of a Property, the Advisor or an Affiliate shall receive a Subordinated Disposition Fee equal to the lesser of (i) 50% of the Competitive Real Estate Commission and (ii) 3 % of the Contract Sales Price of such Property. The Subordinated Disposition Fee will be paid only if Shareholders have received total Dividends in an amount equal to 100% of Initial Investor Capital plus an amount sufficient to pay a Cumulative Return of 6% from the Initial Closing Date through the date payment is made. To the extent that Subordinated Disposition Fees are not paid by the Company on a current basis due to the foregoing limitation, the unpaid fees will be accrued and paid at such time as the limitation has been satisfied. The Subordinated Disposition Fee may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions paid to all Persons by the Company shall not exceed an amount equal to the lesser of (i) 6% of the Contract Sales Price of a Property or (ii) the Competitive Real Estate Commission. In the event this Agreement is terminated prior to such time as the Shareholders have received total Dividends in an amount equal to 100% of Initial Investor Capital plus an amount sufficient to pay a Cumulative Return of 6% from the Initial Closing Date through the date of termination of this Agreement, an appraisal of the Properties then owned by the Company shall be made and the Subordinated Disposition Fee on Properties previously sold will be deemed earned if the Appraised Value of the Properties then owned by the Company plus total Dividends received prior to the date of termination of this Agreement is equal to 100% of Initial Investor Capital plus an amount sufficient to pay a Cumulative Return of 6% from the Initial Closing Date through the date of termination of this Agreement. In the event the Company’s Shares are listed on a national securities exchange or included for quotation on NASDAQ and, at the time of such listing, the Advisor has accrued a Subordinated Disposition Fee which has not been paid, for purposes of determining whether the subordination conditions have been satisfied, Shareholders will be deemed to have received a Dividend in an amount equal to the product of the total number of outstanding Shares and the average of the closing prices (or average bid and asked quotes) of the Shares over a period, beginning 180 days after listing of the Shares, of 30 days during which the Shares are traded.
     (d) Subordinated Incentive Fee. The Subordinated Incentive Fee shall be payable to the Advisor in an amount equal to 15% of Cash from Sales and Financings distributed to the Shareholders after the Shareholders have received total Dividends in an amount equal to 100% of Initial Investor Capital plus an amount sufficient to pay the Preferred Return from the Initial Closing Date through the date on which each distribution out of Cash From Sales and Financings is made. In the event the Company’s Shares are listed on a national securities exchange or included for quotation on NASDAQ, the Advisor shall be paid the Subordinated Incentive Fee in an amount equal to 12% of the excess (the “Excess Return”) of (A) the sum (defined hereinafter as the “Hypothetical Return”) of (i) the market value of the Company, measured by taking the average closing price or bid and asked price, as the case may be, over a period, beginning 180 days after listing of the Shares, of 30 days during which the Shares are traded (the “Market Value”) plus (ii) the total of the Dividends paid to Shareholders from the Initial Closing Date until the date the Shares are listed or included for quotation over (B) the sum of (i) 100% of Initial Investor Capital and (ii) the total amount of the Dividends required to be paid to Shareholders in order to pay the Preferred Return through the date the Market Value is determined. The Subordinated Incentive Fee shall be increased to 13% of the Excess Return if the Hypothetical Return is an amount sufficient to return to investors 100% of Initial Investor Capital plus a cumulative return of 9% or more but less than 10%; 14% if the Hypothetical Return is an amount sufficient to return 100% of Initial Investor Capital plus a cumulative return of 10% or more but less than 11%; and 15% if the Hypothetical Return is an amount sufficient to return 100% of Initial Investor Capital plus a cumulative return of 11% or more. Cumulative return shall be measured from the Initial Closing Date through the last day on which the Market Value is determined. The fee may only be paid if the average closing price of the stock over any consecutive three-month period ending within 24 months of the date of listing, is sufficient, when added to Dividends previously paid from the Initial Closing Date through the end of such three-month period, to return 100% of Initial Invested, Capital plus a 6% cumulative return from the Initial Closing date through the last day of such three-month period. The Company shall have the option to pay such fee in the form of cash, a promissory note or any combination thereof. The promissory note shall be fully amortizing over five years, provide for quarterly payments and bear interest at the prime rate announced from time to time by The Bank of New York.
     (e) Payment. Compensation payable to the Advisor pursuant to this Paragraph 8 shall be paid in cash.
     9. Expenses. In addition to the compensation paid to the Advisor pursuant to Paragraph 8 hereof, the Company shall pay directly or reimburse the Advisor for the following expenses:
     (i) Acquisition Expenses incurred in connection with the investment of the funds of the Company;
     (ii) expenses other than Acquisition Expenses incurred in connection with the investment of the funds of the Company;
     (iii) interest and other costs for borrowed money, including discounts, points and other similar fees;
     (iv) fees and expenses of legal counsel for the Company;
     (v) all other expenses the Advisor incurs in connection with providing services to the Company.
     Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Paragraph 9 shall be reimbursed quarterly to the Advisor within 60 days after the end of each quarter. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

     10. Other Services. Should the Directors request that the Advisor or any partner or employee thereof render services for the Company other than set fort in Paragraph 3, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.
     11. Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other investors (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, partner or shareholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Directors knowledge of such condition or circumstance. If the Sponsor, Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Directors (including the Independent Directors) to adopt the method set forth in the Registration Statement or another reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.
     The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company.
     In the event that the Advisor or its Affiliates is presented with a potential investment which might be made by the Company, the Advisor or by another investment entity which the Advisor or its Affiliates advises or manages, the Advisor shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. To the extent that a Property might be suitable for the Company, the Advisor or for another investment entity which is advised or managed by the Advisor, the Advisor shall give priority to the investment entity, including the Company, which has uninvested funds for the longest period of time. The Advisor may consider the Property for private placement only if such Property is deemed inappropriate for any investment entity which is advised or managed by the Advisor, including the Company.
     12. Relationship of Advisor and Company. The Company and the Advisor are not partners or joint ventures with each other, and nothing in this Agreement shall be construed to make them such partner or joint ventures or impose any liability as such on either of them.
     13. Term; Termination of Agreement. This Agreement shall continue in force until December 31, 2000.
     14. Termination by Company. At the sole option of a majority of the Independent Directors, this Agreement may be terminated immediately by written notice of termination from the Company to the Advisor if, in addition to the occurrence of events which would constitute Cause, any of the following events occur:
     (a) If the Advisor shall violate any material provision of this Agreement, and after written notice of such violation, shall not cure such default within 30 days or have begun action within 30 days to cure the default which shall be completed with reasonable diligence; or
     (b) If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Advisor, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Advisor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or
     (c) If the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due; or
     (d) If the Sponsor shall default on its obligations under the guarantee agreement between it and the Company relating to certain obligations of the Advisor to the Company;

     (e) If the Sponsor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Sponsor, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Sponsor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days.; or
     (f) If the Sponsor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.
     Any notice of termination under Paragraph 13 or 14 shall be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter. The Advisor agrees that if any of the events specified in Paragraph 14 (b) or (c) shall occur, it shall give written notice thereof to the Directors within 15 days after the occurrence of such event.
     15. Termination by Either Party. This Agreement may be terminated immediately without penalty by the Advisor by written notice of termination to the Company upon the occurrence of events which would constitute Cause or by the Company without cause or penalty by action of the Directors, the Independent Directors or by action of a majority of the Shareholders upon 60 days’ written notice.
     16. Assignment Prohibition. This Agreement may not be assigned by the Advisor without the approval of a majority of the Directors (including a majority of the Independent Directors); provided, however, that such approval shall not be required in the case of an assignment to a corporation, partnership, association, trust or organization which may take over the assets and carry on the affairs of the Advisor, provided (i) that at the time of such assignment, such successor organization shall be owned substantially by the then partners of the Advisor or their Affiliates and only if such entity has either a net worth of at least $5,000,000 or the guarantee from the Sponsor to the Company relating to the obligations of the Advisor remain in effect with respect to the new entity serving as the Advisor (the “Guarantee”) and (ii) that a general partner of the Advisor shall deliver to the Directors a statement in writing indicating the ownership structure and net worth of the successor organization and either a certification from the new Advisor as to its net worth or a confirmation from the Sponsor that the Guarantee will remain in effect. Such an assignment shall bind the assignees hereunder in the same manner as the Advisor is bound by this Agreement. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
     17. Payments to and Duties of Advisor Upon Termination.
     (a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination the following:
     (i) all earned but unpaid Subordinated Disposition Fees payable to the Advisor relating to the sale of any Property prior to the termination of this Agreement;
     (ii) all earned but unpaid Loan Refinancing Fees payable to the Advisor relating to the financing or refinancing of any Property prior to the termination of this Agreement; and
     (iii) all earned but unpaid Property Management Fees payable to the Advisor or its Affiliates relating to the management of any property prior to the termination of this Agreement.
     Notwithstanding the foregoing, in the event this Agreement is terminated by the Company for Cause or by the Advisor for other than Good Reason, the Advisor will not be entitled to receive the sums in subparagraphs 17(a)(i)-(v), above. All amounts payable to the Advisor in the event of a termination shall be evidenced by a non-interest bearing promissory note (the “Note”) having a principal amount of the unpaid amount payable to the Advisor.
     (b) If this Agreement is terminated by the Company for any reason other than Cause, by either par in connection with a Change of Control, or by the Advisor for Good Reason, the Advisor shall be entitled to payment of the Termination Fee.
     (c) The Termination Fee shall be paid in a manner determined by the Directors, but in no event shall any portion of the Termination Fee remain unpaid three years after the termination, non-renewal or substantial modification of this Agreement, nor shall the Termination Fee be paid in less than 12 equal quarterly installments, with interest, on the unpaid balance at the prime rate of interest then in effect as announced by The Bank of New York. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Termination Fee is incurred (i) shall be an amount which provides compensation to the Advisor only for that portion of the holding period for the respective Properties during which the Advisor provided services to the Company, (ii) shall not be due and payable until the Property to which such fees relate is sold or refinanced, and (iii) shall not bear interest until the Property to which such fees relate is sold or refinanced. A portion of the Termination Fee shall be paid as each Property owned by the Company on the Termination Date is sold. The portion of the Termination Fee payable upon each such sale shall be equal to (y) the Termination Fee multiplied by (z) the percentage calculated by dividing the Appraised Value (at the Termination Date) of the Property sold by the Company divided by the total Appraised Value (at the Termination Date) of all Properties owned by the Company on the Termination Date.
     The Note for amounts payable as described above shall mature upon the liquidation of the Company (or ten years from date of issuance whichever is earlier) and shall be payable at any time prior to maturity. The compensation payable under this paragraph shall be paid or delivered to the Advisor within 30 days after funds shall become available to the Company for the making of such payments.
     (d) Notwithstanding the foregoing, the Advisor shall not be entitled to payment of the Termination Fee in the event this Agreement is terminated because of failure of the Company and the Advisor to establish, pursuant to Paragraph 9(h) hereof, a fee structure appropriate for a perpetual-life entity in the event the Shares are listed on a national securities exchange or are included for quotation on NASDAQ.
     (e) The Advisor shall promptly upon termination:
     (i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
     (ii) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors;
     (iii) deliver to the Directors all assets, including Properties and Loans, and documents of the Company then in the custody of the Advisor; and
     (iv) cooperate with the Company to provide an orderly management transition.
     18. Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland, the Articles of Incorporation or the Bylaws of the Company. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 18 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Paragraph 19.
     19. Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties.
     20. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors	Corporate Property Associates 14 Incorporated
and to the Company:	50 Rockefeller Plaza
New York, NY 10020
Attn: President

To the Advisor:	Carey Asset Management Corp.
50 Rockefeller Plaza
New York, NY 10020
Attn: President
     Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 20.
     21. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parries hereto, or their respective successors or assignees.
     22. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     23. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

     24. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
     25. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     26. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
     27. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
     28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the day and year first above written.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED

BY:	/s/ Claude Fernandez
Name: Claude Fernandez
Title: Executive Vice President

CAREY ASSET MANAGEMENT CORP.

By:	/s/ John J. Park
Name:
Title: